Exhibit 3.18

State of Delaware Secretary of State Division of Corporations Delivered 07:40 PM 09/27/2012 FILED 07:40 PM 09/27/2012 SRV 121077817 - 2774404 FILE

CERTIFICATE OF FORMATION

OF

CYTYC SURGICAL PRODUCTS III, LLC

This Certificate of Formation of Cytyc Surgical Products III, LLC (the “LLC”), dated as of September 18th, 2012, is being duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST: The name of the limited liability company is Cytyc Surgical Products III, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

CYTYC CORPORATION, as authorized person

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President, Treasurer and Assistant Secretary